                                   EXHIBIT 23


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Egghead, Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Egghead, Inc. (a Washington corporation) and subsidiaries as of December 28, 1996 and the related condensed consolidated statements of operations for the 13-week and 39-week periods ended December 28, 1996 and December 30, 1995, and statements of cash flows for the 39-week period ended December 28, 1996 and December 30, 1995. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.




Seattle, Washington
  January 17, 1997